UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2015

Chevron Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-00368	94-0890210
(State or other jurisdiction of incorporation )	(Commission File Number)	(I.R.S. Employer Identification No.)

6001 Bollinger Canyon Road, San Ramon, CA	94583
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (925) 842-1000

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The Board of Directors (the “Board”) of Chevron Corporation (the “Corporation”) amended the Corporation’s By-Laws (“By-Laws”), effective September 30, 2015, to add an advance notice provision, implement proxy access, and make a number of clarifications and refinements.

Article IV, Section 6 of the By-Laws adds an advance notice provision for nominating persons for the Board and proposing other business to be considered by the stockholders at an annual meeting of stockholders or a special meeting of stockholders. Article IV, Section 7 of the By-Laws implements proxy access and permits up to 20 stockholders owning 3% or more of the Corporation’s outstanding common stock continuously for at least three years to nominate and include in the Corporation’s proxy materials directors constituting up to two individuals or 20% of the Board, whichever is greater, provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in the By-Laws.

The amendments to the By-Laws also move the positions of Chairman and Vice-Chairman from the “Officers” section in Article II to “The Board of Directors” section in Article I and require that the independent members of the Board appoint an independent Lead Director in the event the independent members of the Board appoint the same person to the positions of Chairman of the Board and Chief Executive Officer (a pre-existing requirement under the Corporate Governance Guidelines of the Corporation). The amendments clarify that, in the Chairman’s absence, the Lead Director will chair meetings of the Board and meetings of stockholders. The amendments establish the quorum requirement for meetings of committees of the Board in Article I, Section 6. The amendments also include changes that refine the process for stockholders calling a special meeting in Article IV, Section 1 and add a severability provision in Article X. The amendments also make additional clarifications and refinements to the By-Laws.

This description of the amendments to the By-Laws is qualified in its entirety by reference to the text of the By-Laws filed as Exhibit 3.2 to this Report.
Item 9.01 Financial Statements and Exhibits.
 (d) Exhibits
3.2     By-Laws of Chevron Corporation, as amended on September 30, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHEVRON CORPORATION
Dated: September 30, 2015	By	/S/ CHRISTOPHER A. BUTNER
Christopher A. Butner,
Assistant Secretary